Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Crexendo, Inc. appearing in the Annual Report on Form 10-K of Crexendo, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 14, 2013